As filed with the Securities and Exchange
Commission on April 29, 2010
Registration No. 333-133521

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PLATINUM UNDERWRITERS HOLDINGS, LTD.
(Exact name of registrant as specified in its charter)

Bermuda	98-0416483

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
The Belvedere Building
Pitts Bay Road
Pembroke HM 08 Bermuda

(Address of Principal Executive Offices) (Zip Code)
Platinum Underwriters Holdings, Ltd. 2006 Share Incentive Plan

(Full Title of the Plan)
CT Corporation System
111 Eighth Avenue
New York, New York 10011
(800) 624-0909

(Name, address and telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☐

EXPLANATORY NOTE
     Platinum Underwriters Holdings, Ltd. (the “Registrant”) is filing this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to deregister certain securities previously registered by the Registrant pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission on April 25, 2006 (Registration No. 333-133521) (the “2006 Form S-8”), with respect to shares of the Registrant’s common shares, par value $0.01 per share (the “Common Shares”), thereby registered for issuance, offer or sale pursuant to the Platinum Underwriters Holdings, Ltd. 2006 Share Incentive Plan (the “2006 Plan”). A total of 5,500,000 Common Shares were registered for issuance, offer or sale under the 2006 Form S-8.
     On April 29, 2010, the shareholders of the Registrant approved the 2010 Share Incentive Plan (the “2010 Plan”) at their Annual General Meeting and, accordingly, 472,977 Common Shares that would otherwise have been available for grant (i.e., not subject to outstanding awards or forfeitures, cancelled, exchanged, surrendered or not distributed) under the 2006 Plan are now available for issuance, offer and sale under the 2010 Plan. Therefore, such 472,977 Common Shares of the Registrant are hereby deregistered. The 2006 Form S-8 otherwise continues in effect as to the balance of the Common Shares remaining available for issuance, offer or sale pursuant thereto upon and following the exercise of options previously granted under the 2006 Plan.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Hamilton, Bermuda as of the 29th day of April, 2010.

PLATINUM UNDERWRITERS HOLDINGS, LTD.
By:	/s/ Michael E. Lombardozzi
	Name:	Michael E. Lombardozzi
	Title:	Executive Vice President, General Counsel and Chief Administrative Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

/s/ Michael D. Price Michael D. Price	President, Chief Executive Officer and Director (Principal Executive Officer)	April 29, 2010
/s/ James A. Krantz James A. Krantz	Executive Vice President and Chief Financial Officer (Principal Financial and Principal Accounting Officer)	April 29, 2010
* Dan R. Carmichael	Chairman of the Board of Directors	April 29, 2010
* H. Furlong Baldwin	Director	April 29, 2010
* Peter T. Pruitt	Director	April 29, 2010

*By:	/s/ Michael E. Lombardozzi
Michael E. Lombardozzi
Attorney-in-Fact

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael D. Price and Michael E. Lombardozzi, and each of them severally, his true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the Securities Act of 1933, the Securities Exchange Act of 1934, and any rules, regulations and requirements of the Securities and Exchange Commission (the “Commission”) in connection with this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (this “Post-Effective Amendment to Registration Statement”) of Platinum Underwriters Holdings, Ltd. (the “Registrant”), including specifically, but without limiting the generality of the foregoing, the power and authority to sign his name in his respective capacity as a member of the Board of Directors or officer of the Registrant, to this Post-Effective Amendment to Registration Statement and/or such other form or forms as may be appropriate to be filed with the Commission as any of them may deem appropriate in respect of the Common Shares of the Registrant, to any and all amendments to the Registration Statement on Form S-8 (Registration No. 333-133521) and to any other documents filed with the Commission, as fully for all intents and purposes as he might or could do in person, and hereby ratifies and confirms all said attorneys-in-fact and agents, each acting alone, and his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

/s/ A. John Hass A. John Hass	Director	April 29, 2010
/s/ Antony P. D. Lancaster Antony P. D. Lancaster	Director	April 29, 2010
/s/ Edmund R. Megna Edmund R. Megna	Director	April 29, 2010
/s/ James P. Slattery James P. Slattery	Director	April 29, 2010
/s/ Christopher J. Steffen Christopher J. Steffen	Director	April 29, 2010
/s/ Donald Puglisi Donald Puglisi	Authorized Representative in the United States	April 29, 2010